EXHIBIT 3.1

CERTIFICATE OF INCORPORATION

OF

WOLVERINE HOLDING CORP.

The undersigned, a natural person, for the purpose of organizing a corporation for conducting business and promoting the purposes hereinafter stated, under the provision and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the "General Corporation Law of the State of Delaware"), hereby certifies that:

FIRST: The name of the corporation (hereinafter called the "corporation") is called Wolverine Holding Corp.

SECOND:  The corporation shall at all times maintain a registered office within the State of Delaware.  The registered agent of the corporation is the Incorp Services Company.  The address of the registered agent is: One Commerce Center, 1201 Orange Street, Suite # 600, Wilmington, DE 19899.  County of New Castle.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the corporation is authorized to issue is Five Hundred Million (500,000,000) shares of common stock with a par value of $0.0001 per share.

FIFTH:  The business and affairs of the corporation shall be managed by the Board of Directors, and the directors need not be elect by ballot unless required by the by-laws of the corporation.

SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the by-laws.

SEVENTH:  The corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware.  All rights herein conferred are granted subject to this reservation.

EIGHTH:  The mailing address of the corporation is: P.O. Box 191767, Atlanta, GA 31119.

NINTH:  The mailing address of the incorporator is:  P.O. Box 191767,  Atlanta,  Ga. 31119

TENTH:  The existence of the corporation is perpetual.

ELEVENTH:  Directors of the corporation shall not be liable to either the corporation or its shareholders for monetary damages for a breach of fiduciary duties unless the breach involves (1) a director’s duty of loyalty to the corporation of its shareholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability for unlawful payments of dividends or unlawful stock purchases or redemption by corporation; or (4) a transaction from which the director derived an improper personal benefit.

DATED:  August 25, 2009.

/s/ Erik S. Nelson
Erik S. Nelson, Original Incorporator